Exhibit 99.1

Joe’s Jeans Reports 23% Increase in Net Sales For Fiscal Year 2010

LOS ANGELES, CALIFORNIA, February 10, 2011 — Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the fourth quarter and year ended November 30, 2010.  Highlights were:

•                  For the full year, net sales increased 23% to $98.2 million;

•                  Gross profit increased 16% to $46.2 million in fiscal 2010; and

•                  The Company generated operating income of $6.0 million for fiscal 2010.

For the fiscal year ended November 30, 2010, overall net sales were $98.2 million compared to $80.1 million from the prior year comparative period, or a 23% increase.  Our overall gross profit increased to $46.2 million from $39.8 million from the prior year comparative period, or a 16% increase.  Our overall gross margins were 47% and 50%, respectively.  Operating expense in fiscal 2010 was $40.2 million compared to $31.2 million a year ago.  We generated operating income of $6.0 million compared to $8.5 million in the prior year comparative period and fully diluted earnings per share of $0.04 compared to $0.40 a year ago.

For the fourth quarter ended November 30, 2010, overall net sales were $23.6 million compared to $25.2 million from the prior year comparative period, or a 7% decrease.  Our overall gross profit for the quarter decreased to $11.5 million from $12.5 million from the prior year comparative period, or a 7% decrease.  Our overall gross margins were 49% in both comparative periods and operating expense in the fourth quarter of fiscal 2010 was $9.6 million compared to $9.5 million a year ago.  We generated operating income of $1.9 million compared to $3.0 million in the prior year comparative period and fully diluted earnings per share of $0.01 compared to $0.33 in same period a year ago.

Wholesale

Net sales for our wholesale segment in the fourth quarter of fiscal 2010 decreased to $19.5 million compared to $23.6 million in the fourth quarter of fiscal 2009.  Within our wholesale business, our men’s sales channel experienced growth, while women’s and international decreased from the comparative quarter.  Marc Crossman, President and Chief Executive Officer, commented, “Given that we were facing tough comparables against last years’ successful Jean Legging, we did not have enough newness and innovation of product to drive to the level of sales we had last year.”  Crossman continued, “We recognized that we did not capitalize on the trends for the season with the right offering of cords, pontes, and super-stretch fabrics.  With this in mind, we have made mid-stride adjustments to our product for Spring and Summer by injecting new silhouettes and innovative fabrics.”  Gross margins for our wholesale segment were 46% compared to 48%.  Gross margins increased sequentially from 45% to 46% as a result of improving sourcing of our non-denim products and we expect to continue to see improvement in this area in 2011.  Wholesale operating expense declined by $857,000 to $2.9 million on a year over year basis.  This decline is attributable to reduced sample costs for our new product classifications, a decrease in our facilities and distribution expenses and lower commissions.  Accordingly, despite these cost cutting measures, our wholesale operating income declined to $6.2 million in the fourth quarter of fiscal 2010 compared to $7.7 million in the prior year comparative period.

Retail

Net sales from our retail segment in the fourth quarter increased 156% to $4.1 million compared to $1.6 million in the prior year comparative period.  The growth in retail sales was driven by revenue contribution from growing our store base from six to 17 in the comparative periods.  Gross margins for our retail segment were 61% compared to 65% in the respective comparative periods.  Beginning in June through September, the beginning of our fourth quarter, we liquidated remnants of old collection items at our outlet stores which impacted our overall retail gross margins.  Retail operating expense increased as a result of additional store payroll and rent costs associated with operating 17 retail stores compared to six in the prior year period and pre-opening costs associated with new store openings in the quarter.  As a result, our retail operating loss was $145,000 compared to $43,000 a year ago.

Corporate and Other

For the fourth quarter of fiscal 2010, our corporate and other expense was $4.1 million compared to $4.7 million a year ago.  Corporate and other expenses decreased due to advertising expenses in the fourth quarter of fiscal 2009 that we did not have in the fourth quarter of fiscal 2010.

The Company will host a conference call on Thursday, February 10, 2011 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the fourth quarter and fiscal year ended November 30, 2010.

To access the live call, please dial (800) 299-6183 (U.S.) or (617) 801-9713 (International).  The conference ID number and participant passcode is 68990187 and is entitled the “Q4 2010 Joe’s Jeans Inc. Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 7:30 p.m. Eastern Time on February 10, 2011 until 11:59 p.m. Eastern Time on February 17, 2011 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 64221892.  In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE’S JEANS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended
	November 30, 2010	November 30, 2009

Net sales	$98,176	$80,116
Cost of goods sold	51,963	40,331
Gross profit	46,213	39,785

Operating expenses
Selling, general and administrative	39,349	30,726
Depreciation and amortization	843	536
	40,192	31,262
Operating income	6,021	8,523
Interest expense	(464)	(388)
Income before taxes	5,557	8,135
Income tax provision (benefit)	2,956	(16,385)
Net income	$2,601	$24,520

Earnings per common share - basic	$0.04	$0.41

Earnings per common share - diluted	$0.04	$0.40

Weighted average shares outstanding
Basic	62,362	60,053
Diluted	64,505	61,121

JOE’S JEANS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	November 30, 2010	November 30, 2009
	(unaudited)
Net sales	$23,565	$25,217
Cost of goods sold	12,021	12,755
Gross profit	11,544	12,462

Operating expenses
Selling, general and administrative	9,363	9,343
Depreciation and amortization	239	135
	9,602	9,478
Operating income	1,942	2,984
Interest expense	135	98
Income before provision for taxes	1,807	2,886
Income tax expense (benefit)	990	(17,575)
Net income	$817	$20,461

Earnings per common share - basic	$0.01	$0.34

Earnings per common share - diluted	$0.01	$0.33

Weighted average shares outstanding
Basic	63,169	60,410
Diluted	64,593	61,528

The following table sets forth certain segment information for the fiscal year and three months ended November 30, 2010 and 2009, respectively:

JOE’S JEANS INC. AND SUBSIDIARIES

Segment Results for Fiscal Year 2010

(in thousands)

	Year ended
	November 30, 2010	November 30, 2009
Net sales:
Wholesale	$85,141	$75,238
Retail	13,035	4,878
	$98,176	$80,116

Gross Profit:
Wholesale	$38,324	$36,605
Retail	7,889	3,180
	$46,213	$39,785

Operating income (loss):
Wholesale	$23,887	$24,748
Retail	(42)	(668)
Corporate and other	(17,824)	(15,557)
	$6,021	$8,523

JOE’S JEANS INC. AND SUBSIDIARIES

Segment Results for the Fourth Quarter 2010

(in thousands)

	Three months ended
	November 30, 2010	November 30, 2009
	(unaudited)
Net sales:
Wholesale	$19,486	$23,622
Retail	4,079	1,595
	$23,565	$25,217

Gross Profit:
Wholesale	$9,039	$11,428
Retail	2,505	1,034
	$11,544	$12,462

Operating income (loss):
Wholesale	$6,149	$7,681
Retail	(145)	(43)
Corporate and other	(4,062)	(4,654)
	$1,942	$2,984

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks.  More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company’s cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks.  The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release.  The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company  undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Joe’s Jeans Inc.

Hamish Sandhu

323-837-3700 x 304